Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

GUARDIAN PHARMACY SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Other (2)	2,000,000 (3)	$14.00 (2)	$28,000,000 (2)	$147.60 per $1,000,000	$4,132.80

Total Offering Amounts					$28,000,000		$4,132.80

Total Fee Offsets							–

Net Fee Due							$4,132.80

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $14.00 per share of Class A common stock, the initial public offering price per share for the Registrant’s prospectus filed with the Securities and Exchange Commission on September 26, 2024 pursuant to Rule 424(b) under the Securities Act.

(3)	Represents 2,000,000 shares of the Registrant’s Class A common stock issuable pursuant to the Plan.